Exhibit 2.1

     FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
   STATE OF NEVADA
    11563-93
  APR 21 1998
  Dean Heller
                      ARTICLES OF MERGER AND PLAN OF MERGER

VORTICES, INC., a Nevada corporation ("VORTICES") and SIMULATOR SYSTEMS, INC. a Nevada corporation ("SIMULATOR") enter into this agreement to merge the corporations this 16 day of April, 1998.

The parties recite that:

(a)      Steve Amdahl is the sole director of VORTICES.

(b)      Paul Stringer and Steve Amdahl are the directors of SIMULATOR.

(c) VORTICES will be the sole surviving corporation, and the shareholders of SIMULATOR will be the shareholders VORTICES immediately following the merger.

(d)      The name of the surviving corporation will be Simulator Systems, Inc.

(e) The parties intend that this merger constitute a merger under Nevada law and that the merger will be tax-free under Internal Revenue Code ss.3 368(a)(1)(A).

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

          Merger of Corporations. SIMULATOR will merge into VORTICES pursuant to the provisions of Nevada Revised Statutes ("NRS") 78.451 et. seq. The parties intend that this merger be a tax free merger under the provisions of Internal Revenue Code ss.368(a)(1)(A). VORTICES will be the sole surviving corporation and will continue to be a Nevada corporation a governed under Nevada law. All assets and liabilities of SIMULATOR will become the assets and liabilities of VORTICES.

         Issuance of Stock. As a part of this merger, the shareholders of SIMULATOR shall receive one share of VORTICES for every one share of SIMULATOR they own. No other consideration will be given for the merger.

Surviving Name. The name of the surviving Nevada corporation will be Simulator Systems, Inc.

          Capitalization. The capitalization of the surviving corporation shall be 95,000,000 shares of common stock with a par value of $.001 and 5,000,000 shares of preferred stock with a par value of $.001.

          Effective Date. The effective date for the merger shall be the date of filing of this agreement and articles and plan of merger with the Nevada Secretary of State.

         Officers and Directors. PAUL STRINGER will fill the position of president and STEVE AMDAHL will fill the position of secretary. Both Paul and Steve will serve on the Board of Directors of the surviving corporation.

         Resident Agent. The 'resident agent of the surviving corporation shall be Roxanne L. Paine, 230 Bullion Rd., Dayton, Nevada 89403.

         Warranties and Representation. Each corporation represents and warrants the following pertaining to itself:

                  (a) Organization, Existence, Qualification. Each corporation warrants that it has been duly organized, is validly existing and is in good standing under the laws of the state of Nevada, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

                  (b) Necessary Approval. Each corporation has obtained all necessary approvals from its officers, directors, and shareholders authorizing this merger, including complying with the requirements of NRS ss.78.453 and all other applicable laws. There is nothing in the articles or bylaws of either corporation, nor is there any other restriction which would prevent this merger.

                  (c) Financial Statements. Each corporation has made its financial statements available to the other. Said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent otherwise specifically stated in such financial statements or the certificates accompanying them and are complete and correct in all material respects and do and will fairly reflect its financial position, the results of its operations and all of its liabilities, contingent or otherwise, except liabilities which are not required to be so reflected in accordance with generally accepted accounting principles and which are not, in the aggregate, material.

                  (d) Tax Returns and Payments. All tax returns and reports required by law to be filed have been duly filed or extensions of filing dates have been obtained, and all taxes, assessments, fees and other governmental charges upon it or upon any of its properties, assets, income or franchises, which are due and payable, have been paid, other than those presently payable without penalty or interest, those being contested in good faith, and those which have heretofore been disclosed. Charges, accruals and reserves therefor on the financial statements delivered and to be delivered under this agreement are and will be adequate.

                  (e) Title to Properties: Absence of Liens, Encumbrances and Leases. Except as heretofore disclosed:

                           (1) each corporation has good and marketable title to
all its properties and assets, real and personal, free and clear of all liens and encumbrances, except liens for current taxes not yet due and payable and liens, encumbrances and mortgages which are normal to its business and are not, in the aggregate, material to it, and such imperfections of title and easements, if any, as are insubstantial in character, amount or extent, and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby or otherwise materially impair business operation;

                           (2) all the  properties  and assets  material  to the
operation of each corporation are in good, serviceable and functional condition, reasonable wear and tear excepted;

                           (3) each corporation's  properties and assets include
all properties and assets reflected in the financial statements given to the other parties;

                           (4) all  material  leases  pursuant  to which  it, as
lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by the lessee or any event which, with the giving of notice or lapse of time or otherwise, would constitute a default, and in respect of which the lessee has not taken adequate steps to prevent the default from occurring or, to the best knowledge of such lessee, any material existing default by the lessor or any event which, with the giving of notice or lapse of time or otherwise, would constitute such a default.

                (f) Litigation. There is no claim, action, suit or proceeding pending (of which it has been served with process or otherwise been given notice) or, to its knowledge, threatened against or affecting it or its property or assets, or any basis therefor of which it has been given notice, which, if adversely determined, would have a material adverse effect on its business, operations, assets or financial condition or which otherwise could prevent, hinder or delay consummation of the transactions contemplated by this agreement.

                (g)  Contracts.  Neither  corporation  is bound by any contract, commitment or arrangement: (1) for employment of any officer or employee which is not terminable on thirty (30) days' notice or less; (2) with any labor union;
(3) with any provider of materials, supplies, equipment or inventory substantially in excess of its requirements for its current business operations;
(4) under which it is a lessor; (5) in the nature of a pension, profit-sharing, insurance, vacation, severance or similar plan or informal practice; (6) in the nature of a management agreement; (7) in the nature of a confidentiality or non-competition agreement; (8) in the nature of any discount on sales not in the ordinary course of business; or (9) not in the ordinary course of business.

                (h) Compliance with Other Instruments. Neither party is in violation of any material term of any charter, bylaw, security agreement, mortgage, indenture, or, to the best of its knowledge, any material term of any contract, agreement, instruments, lease, certificate, judgment, decree, order, statute, rule or regulation.

         Filing with Secretary of State. This agreement, together with any appropriate accompanying documents, shall be filed with the Nevada Secretary of State, pursuant to the provisions of NRS 78.458.

         Entire Agreement. This agreement contains all of the terms of the agreement between the parties. The parties acknowledge that no other oral or written representations have been made or relied upon by them in entering into this agreement.

         Benefit. This agreement shall be binding upon and inure to the benefit of the parties hereto and their administrators, executors, successor and assigns.

         Notices. Whenever notice of any kind is required by the terms of this agreement, the same may be mailed by registered mail to the indicated parties at their last known address as shown by the records of the corporation, or in lieu thereof, by delivery in person. If mailed, the date of mailing shall be the date of giving notice.

         Severability. All terms and conditions contained herein are severable, and in the event that any of them shall be held or considered to be unenforceable by any Court of competent jurisdiction, this agreement shall be interpreted as if such unenforceable term or condition were not contained herein.

         Modification of Agreement. No waiver or modification of this agreement or of any term or condition herein contained shall be valid unless in writing and duly executed, nor shall any waiver or modification of this agreement not duly executed as provided herein be deemed to be part of this agreement under any circumstances.

         Applicable Law. This agreement shall be governed by and interpreted according to the laws of the State of Nevada. Each party submits to the personal jurisdiction of all courts, whether federal or state, within Nevada.

         Enforcement Costs. The defaulting party shall pay all costs incurred by the nondefaulting party to enforce the terms of this agreement, regardless of whether an action is commenced at law or in equity, which costs include, but are not limited to, court costs and reasonable attorneys' fees.

         Necessary Documents, Each party shall, upon the request of the other, execute, acknowledge and deliver any instruments appropriate or necessary to carry into effect the intentions and provisions of this agreement.

         Waiver of Breach. The waiver of breach of any term or condition of this agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

         Number, Gender, etc. Where applicable, the singular includes the plural, the masculine includes the feminine, and vice versa.

         Time of the Essence. The parties agree that time is of the essence in the performance of all obligations contained in this agreement.

         Execution in Counterparts. This agreement may be executed in multiple copies and by counterparts.

         Section Headings. The section headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of this agreement.

         Cumulative Remedies. No remedy or I election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

         Neither   Party  a  Draftsman.   This   agreement  is  the  product  of
negotiations by the parties and neither party shall be deemed to be the draftsman of this agreement.

         Approval by Board of Directors and Shareholders. This agreement has been adopted by resolution or consent of the board of directors of each corporation which is a party to the merger. The shareholders of each corporation approved the merger by resolution or consent.

                                            VORTICES, INC.,
                                            a Nevada corporation

                                            /s/ Steve Amdahl
                                            ------------------------------------
                                            STEVE AMDAHL, President

                                            SIMULATOR SYSTEMS, INC.
                                            A Nevada corporation

                                            /s/ Paul Stringer
                                            ------------------------------------
                                            PAUL STRINGER, President


                                            /s/ Steve Amdahl
                                            ------------------------------------
                                            STEVE AMDAHL, Secretary
COUNTY OF Washington    )
                        )SS:
STATE OF Oregon         )

On April 16, 1998, before me, the undersigned, a Notary Public in and for the aforementioned county and state, personally appeared Paul Stringer, President and Steve Amdahl, Secretary and President known to me, or proven to be to my satisfaction the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same.


                                            /s/ Elizabeth C Miles
                                            ------------------------------------
                                            Notary Public

                OFFICIAL SEAL
              ELIZABETH C MILES
              NOTARY PUBLIC-OREGON
              COMMISSION NO. 060261
My COMMISSION EXPIRES JAN. 11. 2000